Exhibit 99.1

News from Aon

Aon Reports First Quarter 2008 Results

- Total Revenue grew 7% to $1.9 billion with Organic Revenue growth of 2%

- EPS from Continuing Operations increased 10% to $0.56

Highlights

•                  EPS from continuing operations, excluding certain items, increased 25% to $0.71

•                  Total pretax margin was 13.3% and the adjusted pretax margin, excluding certain items, increased 180 basis points to 16.8%

•                  Brokerage pretax margin was 15.3% and the adjusted pretax margin, excluding certain items, increased 100 basis points to 19.5%

•                  Consulting pretax margin was 18.4% and the adjusted pretax margin, excluding certain items, increased 430 basis points to 19.2%

•                  Repurchased $860 million or 19.8 million shares of common stock year-to-date

•                  Recently completed sales of Combined Insurance Company of America (CICA) and Sterling Life Insurance, generating $2.7 billion of after-tax proceeds

CHICAGO, IL — May 1, 2008 - Aon Corporation (NYSE: AOC) today reported results for the first quarter ended March 31, 2008.

Net income increased 2% to $218 million or $0.68 per share, compared to $213 million or $0.66 per share for the prior year quarter.  Net income from continuing operations increased 8% to $179 million or $0.56 per share, compared to $165 million or $0.51 per share for the prior year quarter.  Certain items that impacted first quarter results and comparisons with the prior year quarter are detailed in the reconciliation of non-GAAP measures on page 10 of this press release.  Net income from continuing operations per share, excluding certain items, increased 25% to $0.71 compared to $0.57 for the prior year quarter.

“Our first quarter results demonstrate continued progress and momentum in each of our three key operating metrics despite soft market conditions globally.  Organic revenue growth was two percent in our brokerage segment and four percent in consulting services, adjusted pretax margin increased 180 basis points with significant improvement in our consulting business, and adjusted earnings per share from continuing operations increased 25 percent,” said Greg Case, president and chief executive officer, Aon Corporation.  “We continue to take steps to solidify our position as the leading risk advice and human capital solutions provider.  During the quarter, we continued to invest significantly in areas such as construction, environmental and integrated capital solutions in reinsurance.  We recently completed the sales of our more capital-intensive insurance underwriting businesses.  And, our balance sheet remains strong, even as we have repurchased $860 million of our common stock year-to-date.  These actions demonstrate continued belief in the underlying strength of Aon and our ongoing commitment to creating long-term value for our shareholders.”

FIRST QUARTER FINANCIAL SUMMARY

Total revenue increased 7% to $1.9 billion with organic revenue growth of 2%.  Total operating expenses increased 8% or $124 million to $1.6 billion, including an $82 million unfavorable impact from foreign currency translation.

Restructuring expense was $60 million in the first quarter compared to $9 million in the prior year quarter.  An analysis of restructuring-related expenses by segment and type for the 2007 restructuring program is detailed on page 11 of this release.

Restructuring savings in the first quarter related to the 2005 restructuring program are estimated at $67 million compared to $45 million in the prior year quarter.  Of the estimated restructuring savings in the first quarter, $57 million were related to the Brokerage segment, primarily for workforce reduction.  The 2005 restructuring program resulted in cumulative cost savings of approximately $225 million in 2007 and is on track to achieve $270 million of cumulative cost savings in 2008.

The Company did not recognize any material savings related to the 2007 restructuring program.  Before any potential reinvestment of savings, the 2007 restructuring program is expected to result in cumulative cost savings of approximately $50-70 million in 2008, $175-200 million in 2009 and $240 million in 2010, consistent with previous estimates.

Foreign currency translation increased net income by approximately $0.08 per share compared to the prior year quarter due primarily to a weaker U.S. dollar versus the Euro.

Effective tax rate on continuing operations was 30.1% for the first quarter compared to 31.3% for the prior year quarter.  The rate in both quarters was impacted favorably by the resolution of prior year tax issues.  As a result of projected 2008 geographic distribution of income and the benefit of significant statutory rate reductions in key operating jurisdictions, the Company currently anticipates that the recurring tax rate on continuing operations will be approximately 30.5% for 2008.

Diluted average shares outstanding declined to 320 million in the first quarter compared to 324 million in the prior year quarter, due primarily to the Company’s share repurchase program.  During the first quarter, the Company repurchased 8.9 million shares of common stock for $375 million, at an average price of $42.19 per share.  Subsequent to close of the quarter, the Company repurchased an additional 10.9 million shares, or $485 million, at an average price of $44.46 per share.  As of May 1, the Company had approximately $1.9 billion of remaining share repurchase authorization.

Discontinued Operations after-tax income was $39 million or $0.12 per share compared to $48 million or $0.15 per share for the prior year quarter.  Discontinued operations include the results of CICA and Sterling Life Insurance.

FIRST QUARTER SEGMENT REVIEW

Certain noteworthy items impacted revenue, pretax income and pretax margins in the first quarter of 2008 and 2007.  The first quarter segment reviews provided below include supplemental information related to adjusted pretax income and pretax margin which is described in detail on the “Reconciliation of Non-GAAP Measures — Segments and Diluted Earnings Per Share” on page 10 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

					Less:
(millions)	First Quarter Ended			Less:	Acquisitions,	Less:	Organic
	March 31,	March 31,	%	Currency	Divestitures,	All	Revenue
Revenue	2008	2007	Change	Impact	Transfers	Other	Growth
Americas	$531	$519	2%	2%	—%	(1)%	1%
U.K.	161	156	3	3	2	(1)	(1)
EMEA	525	434	21	13	1	2	5
Asia Pacific	110	100	10	11	(1)	(3)	3
Reinsurance	264	247	7	6	—	—	1
Total	$1,591	$1,456	9%	7%	—%	—%	2%

Risk and Insurance Brokerage Services revenue increased 9% compared to the prior year quarter with organic revenue growth of 2%.  Americas organic revenue increased 1% reflecting strong growth in Latin America, partially offset by soft market conditions and a slowdown in private equity and commercial construction activity in U.S. retail.  U.K. organic revenue declined 1% due primarily to soft market conditions.  EMEA organic revenue increased 5% due to solid growth in continental Europe and strong growth in emerging markets.  Asia Pacific organic revenue increased 3% reflecting solid growth in most Asian markets, partially offset by soft market conditions in Australia and the impact of certain regulatory changes in Japan.  Reinsurance organic revenue increased 1% due primarily to growth in global facultative and treaty placements, partially offset by soft market conditions and higher cedent retentions.

	First Quarter Ended
(millions)	Mar 31,	Mar 31,	%
	2008	2007	Change
Revenue	$1,591	$1,456	9%
Expenses
Compensation and benefits	951	840	13
Other expenses	400	374	7
Total operating expenses	1,351	1,214	11

Operating income	$240	$242	(1)%
Other (income) expense	(4)	—	N/A
Pretax income	$244	$242	1%
Pretax margin	15.3%	16.6%

Pretax income - adjusted	$310	$270	15%
Pretax margin - adjusted	19.5%	18.5%

Compensation and benefits for the first quarter increased 13% or $111 million from the prior year quarter including a $49 million increase in restructuring costs, $48 million unfavorable impact from foreign currency translation and investments in key talent, partially offset by benefits related to the 2005 restructuring program.  Other expenses increased 7% or $26 million compared to the prior year quarter including a $20 million unfavorable impact from foreign currency translation and $14 million for the previously disclosed reviews under the Foreign Corrupt Practices Act (FCPA) and similar laws in other countries, and for related compliance initiatives.  The prior year quarter included an unfavorable impact of $21 million related to settlement of litigation in Reinsurance.

First quarter pretax income increased 1% to $244 million.  Adjusting for certain items detailed on page 10 of this press release, pretax income increased 15% to $310 million and pretax margin increased 100 basis points to 19.5% versus the prior year quarter.

CONSULTING

					Less:
(millions)	First Quarter Ended			Less:	Acquisitions,	Less:	Organic
	March 31,	March 31,	%	Currency	Divestitures,	All	Revenue
Revenue	2008	2007	Change	Impact	Transfers	Other	Growth
Services	$289	$264	9%	5%	—%	—%	4%
Outsourcing	54	65	(17)	3	(2)	(1)	(17)
Total	$343	$329	4%	5%	—%	(1)%	—%

Consulting revenue increased 4% to $343 million compared to the prior year quarter.  Organic revenue in Consulting Services increased 4% due primarily to growth in retirement and health and benefits consulting.  Organic revenue in Outsourcing decreased 17% due primarily to the previously announced termination of a significant outsourcing contract.

	First Quarter Ended
(millions)	Mar 31,	Mar 31,	%
	2008	2007	Change
Revenue	$343	$329	4%
Expenses
Compensation and benefits	201	197	2
Other expenses	79	85	(7)
Total operating expenses	280	282	(1)

Operating income	$63	$47	34%
Other (income) expense	—	—	—
Pretax income	$63	$47	34%
Pretax margin	18.4%	14.3%

Pretax income - adjusted	$66	$49	35%
Pretax margin - adjusted	19.2%	14.9%

Total operating expenses declined 1% versus the prior year quarter as benefits related to the 2005 restructuring program and other operational improvements were primarily offset by a $12 million unfavorable impact from foreign currency translation.

First quarter pretax income increased 34% to $63 million and the pretax margin increased 410 basis points to 18.4% versus the prior year quarter.  Adjusting for certain items detailed on page 10, pretax income increased 35% to $66 million and the pretax margin increased 430 basis points to 19.2%.

UNALLOCATED INCOME AND EXPENSE

	First Quarter Ended
(millions)	Mar 31,	Mar 31,	%
	2008	2007	Change
Operating segment income before tax	$307	$289	6%
Property & Casualty operations	(2)	(2)	—
Unallocated investment income	5	22	(77)
Unallocated expenses	(21)	(34)	(38)
Interest expense	(33)	(35)	(6)
Income from continuing operations before tax	$256	$240	7%

Property & Casualty loss was similar to the prior year at $2 million.  All property & casualty business was placed into run-off in the fourth quarter 2006.

Unallocated investment income for the first quarter decreased $17 million to $5 million compared to the prior year quarter.  Included in unallocated investment income was $2 million from holdings in certain private equity investments compared to $13 million in the prior year quarter.  Unallocated expenses decreased $13 million to $21 million versus the prior year quarter.  The prior year quarter included accounting and legal expenses related to the review of historical equity compensation practices.  Interest expense decreased $2 million to $33 million.

Conference Call and Webcast Details

The Company will host a conference call on Friday, May 2, 2008 at 10:00 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE: AOC) is the leading global provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting. Through its 36,000 colleagues worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Our industry-leading global resources, technical expertise and industry knowledge are delivered locally through more than 500 offices in more than 120 countries. Aon was named the world’s “best broker” by Euromoney magazine’s 2008 Insurance Survey. Aon also was ranked by A.M. Best as the number one global insurance brokerage in 2007 based on brokerage revenues, and voted best insurance intermediary, best reinsurance intermediary, and best employee benefits consulting firm in 2007 by the readers of Business Insurance. For more information on Aon, log onto http://www.aon.com.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws, the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, and the cost of resolution of other contingent liabilities and loss contingencies.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

###

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Consolidated Summary of Operations (Unaudited)	First Quarter Ended
(millions except per share data)	Mar. 31, 2008	Mar. 31, 2007	Percent Change
Revenue
Commissions, fees and other	$1,873	$1,729	8%
Investment income	59	69	(14)
Total revenue	1,932	1,798	7

Expenses
Compensation and benefits	1,166	1,053	11
Other general expenses	431	423	2
Depreciation and amortization	50	47	6
Total operating expenses	1,647	1,523	8
Operating income	285	275	4

Interest expense	33	35	(6)
Other (income) and expense	(4)	—	N/A
Income from continuing operations before provision for income tax	256	240	7
Provision for income tax (1)	77	75	3
Income from continuing operations	179	165	8

Discontinued operations
Income from discontinued operations	63	73	(14)
Provision for income tax (2)	24	25	(4)
Income from discontinued operations	39	48	(19)

Net income	$218	$213	2%

Basic net income per share:
Continuing operations	$0.59	$0.55	7%
Discontinued operations	0.13	0.16	(19)
Net income	$0.72	$0.71	1%

Diluted net income per share:
Continuing operations	$0.56	$0.51	10%
Discontinued operations	0.12	0.15	(20)
Net income	$0.68	$0.66	3%

Diluted average common and common equivalent shares outstanding	319.8	324.4	(1)%

(1)          Tax rate from continuing operations is 30.1% and 31.3% for the first quarters ended March 31, 2008 and 2007,

respectively.

(2)          Tax rate from discontinued operations is 38.1% and 34.2% for the first quarters ended March 31, 2008 and 2007,

respectively.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	First Quarter Ended
(millions)	Mar. 31, 2008	Mar. 31, 2007	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (1)	Organic Revenue Growth (2)

Revenue
Risk and Insurance Brokerage Services:
Americas	$531	$519	2%	2%	—%	(1)%	1%
United Kingdom	161	156	3	3	2	(1)	(1)
Europe, Middle East & Africa	525	434	21	13	1	2	5
Asia Pacific	110	100	10	11	(1)	(3)	3
Reinsurance brokerage and related services	264	247	7	6	—	—	1
Total Risk and Insurance Brokerage Services	1,591	1,456	9	7	—	—	2
Consulting:
Consulting services	289	264	9	5	—	—	4
Outsourcing	54	65	(17)	3	(2)	(1)	(17)
Total Consulting	343	329	4	5	—	(1)	—

Unallocated revenue	7	23	(70)	N/A	N/A	N/A	N/A

Intersegment revenues	(9)	(10)	N/A	N/A	N/A	N/A	N/A
Total	$1,932	$1,798	7%	6%	—%	(1)%	2%

(1)	Includes the impact of investment income, reimbursable expenses and unusual items.

(2)	Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (1).

Aon Corporation - Segments (Unaudited)

Risk and Insurance Brokerage Services — Continuing Operations	First Quarter Ended
(millions)	Mar. 31, 2008	Mar. 31, 2007	Percent Change
Revenue
Commissions, fees and other	$1,540	$1,411	9%
Investment income	51	45	13
Total revenue	1,591	1,456	9

Expenses
Compensation and benefits	951	840	13
Other general expenses	400	374	7
Total operating expenses	1,351	1,214	11

Operating income	240	242	(1)
Other (income) and expense	(4)	—	N/A
Income before provision for income tax	$244	$242	1%

Pretax income margin	15.3%	16.6%

Consulting — Continuing Operations	First Quarter Ended
(millions)	Mar. 31, 2008	Mar. 31, 2007	Percent Change
Revenue
Commissions, fees and other	$342	$328	4%
Investment income	1	1	—
Total revenue	343	329	4

Expenses
Compensation and benefits	201	197	2
Other general expenses	79	85	(7)
Total operating expenses	280	282	(1)

Operating income	63	47	34
Other (income) and expense	—	—	—
Income before provision for income tax	$63	$47	34%

Pretax income margin	18.4%	14.3%

Reconciliation of segment income before provision for income tax to income from continuing operations before provision for income tax:

	First Quarter Ended
(millions)	Mar. 31, 2008	Mar. 31, 2007	Percent Change

Segment pre-tax income
Risk and Insurance Brokerage Services	$244	$242	1%
Consulting	63	47	34
Total segment income before provision for income tax	307	289	6
Property & Casualty operations	(2)	(2)	—
Unallocated investment income	5	22	(77)
Unallocated expenses	(21)	(34)	(38)
Interest expense	(33)	(35)	(6)
Income from continuing operations before provision for income tax	$256	$240	7%

Pretax income margin	13.3%	13.3%

Aon Corporation

Reconciliation of the Impact of Non-GAAP Measures on Segments and Diluted Earnings Per Share

First Quarter Ended March 31, 2008 and 2007 (1) (Unaudited)

	First Quarter Ended March 31, 2008
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue as reported	$1,591	$343	$(2)	$1,932

Income (loss) from continuing operations - as reported	$244	$63	$(51)	$256
Restructuring charges	57	3	—	60
Anti-bribery and compliance initiatives	14	—	—	14
Gain on sale of land	(5)	—	—	(5)
Income (loss) from continuing operations before provision for income tax - as adjusted	$310	$66	$(51)	325
Provision for income taxes				98
Income from continuing operations - as adjusted				$227
Diluted earnings per share from continuing operations - as adjusted				$0.71

Diluted average common and common equivalent shares outstanding				319.8

Pretax income margins - as adjusted	19.5%	19.2%	N/A	16.8%

	First Quarter Ended March 31, 2007
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue as reported	$1,456	$329	$13	$1,798

Income (loss) from continuing operations before provision for income tax - as reported	$242	$47	$(49)	$240
Restructuring charges	7	2	—	9
Reinsurance litigation	21	—	—	21
Income (loss) from continuing operations before provision for income tax - as adjusted	$270	$49	$(49)	270
Provision for income taxes				85
Income from continuing operations - as adjusted				$185
Diluted earnings per share from continuing operations - as adjusted				$0.57

Diluted average common and common equivalent shares outstanding				324.4

Pretax income margins - as adjusted	18.5%	14.9%	N/A	15.0%

(1)

Certain noteworthy items impacting revenue and pretax income in 2008 and 2007 are described in this schedule.  The revenue, income (loss) from continuing operations before provision for income tax, diluted earnings per share from continuing operations and related margins shown with the caption “as adjusted” are non-GAAP measures.

Aon Corporation

2007 Restructuring Plan (Unaudited)

By Type:	Actual			Estimated
(millions)	Full Year 2007	First Quarter 2008	Total Incurred to Date	Total
Workforce reduction (Compensation and benefits)	$17	$51	$68	$205
Lease consolidation (Other general expenses)	22	5	27	89
Asset impairments (Depreciation and amortization)	4	2	6	47
Other costs associated with restructuring (Other general expenses)	3	2	5	19
Total restructuring and related expenses	$46	$60	$106	$360

By Segment:	Actual			Estimated
(millions)	Full Year 2007	First Quarter 2008	Total Incurred to Date	Total
Risk and Insurance Brokerage Services	$41	$57	$98	$315
Consulting	5	3	8	45
Total restructuring and related expenses	$46	$60	$106	$360

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	Mar. 31, 2008	Dec. 31, 2007 (2)
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$452	$584
Short-term investments	771	1,209
Receivables	1,938	2,002
Net fiduciary assets (1)	11,189	9,498
Other current assets	223	292
Assets held for sale	4,446	4,388
Total Current Assets	19,019	17,973
Goodwill	5,175	4,935
Other intangible assets	239	204
Fixed assets, net	507	498
Long-term investments	416	417
Other non-current assets	1,151	921
TOTAL ASSETS	$26,507	$24,948

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Net fiduciary liabilities	$11,189	$9,498
Short-term debt	84	252
Accounts payable and accrued liabilities	1,206	1,418
Other current liabilities	286	360
Liabilities held for sale	2,978	3,025
Total Current Liabilities	15,743	14,553
Long-term debt	1,995	1,893
Pension, post employment and post retirement liabilities	1,288	1,251
Other non-current liabilities	1,029	1,030
TOTAL LIABILITIES	20,055	18,727
STOCKHOLDERS’ EQUITY	6,452	6,221
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,507	$24,948

(1) Includes short-term investments: 2008 - $3,751; 2007 - $3,122.
(2) Certain amounts have been reclassified to conform to the 2008 presentation.